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                       June 21, 2023

       J. Christopher Douglas
       Chief Financial Officer
       Healthcare Realty Trust Incorporated
       3310 West End Avenue
       Suite 700
       Nashville, Tennessee 37203

                                                        Re: Healthcare Realty
Trust Incorporated
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-35568

       Dear J. Christopher Douglas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction